Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

April 2014 Performance Update

Equinox Frontier Funds Supplement Dated April 30, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the Equinox Frontier Funds is detailed below:*

	April 30, 2014	April 30, 2014	NAV / Unit
Equinox Frontier Funds Class 1	MTD	YTD
Equinox Frontier Diversified Fund-1	-1.95%	-6.83%	$81.15
Equinox Frontier Long/Short Commodity Fund-1a	1.59%	-9.71%	$83.73
Equinox Frontier Masters Fund-1	-0.02%	-4.96%	$87.28

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of April 30, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(757,374.58)
Unrealized trading gain (loss)	517,495.66
Less: Commissions	(39,552.70)
Less: Trading Fee paid to Managing Owner	(42,924.37)
Interest income	19,410.37

Total Income	(302,945.62)
EXPENSES
Broker service fees	36,217.45
Incentive fees	63,039.39
Management fees	38,896.21

Total Expenses	138,153.05

Net Income (Loss)	$(441,098.67)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	276,165.50834	$22,857,752.82	$82.77
Current month additions	569.32578	46,397.04
Current month redemptions	(11,468.54279)	(936,527.30)
Net income (loss) for current month		(441,098.67)	(1.62)

Net asset value, end of current month	265,266.29133	$21,526,523.89	$81.15

	Monthly rate of return		-1.95%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(87,377.69)
Unrealized trading gain (loss)	232,819.00
Less: Commissions	(8,332.70)
Less: Trading Fee paid to Managing Owner	(12,043.84)
Interest income	5,973.00

Total Income	131,037.77
EXPENSES
Broker service fees	10,161.80
Incentive fees	0.00
Management fees	21,598.32

Total Expenses	31,760.12

Net Income (Loss)	$99,277.65

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	75,237.43347	$6,200,830.52	$82.42
Current month additions	267.81760	22,517.13
Current month redemptions	(3,594.58378)	(301,707.99)
Net income (loss) for current month		99,277.65	1.31

Net asset value, end of current month	71,910.66729	$6,020,917.32	$83.73

	Monthly rate of return		1.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(142,909.11)
Unrealized trading gain (loss)	229,118.18
Less: Commissions	(17,968.96)
Less: Trading Fee paid to Managing Owner	(29,979.02)
Interest income	15,214.64

Total Income	53,475.73
EXPENSES
Broker service fees	25,294.75
Incentive fees	10,641.08
Management fees	46,936.58

Total Expenses	82,872.41

Net Income (Loss)	$(29,396.68)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	192,366.43180	$16,792,777.76	$87.30
Current month additions	15.29129	1,309.70
Current month redemptions	(24,188.06240)	(2,084,942.76)
Net income (loss) for current month		(29,396.68)	(0.02)

Net asset value, end of current month	168,193.66069	$14,679,748.02	$87.28

	Monthly rate of return		-0.02%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,802,411.80)
Unrealized trading gain (loss)	1,231,871.35
Less: Commissions	(94,325.58)
Less: Trading Fee paid to Managing Owner	(102,530.14)
Interest income	46,338.90

Total Income	(721,057.27)
EXPENSES
Trading fees	0.00
Broker service fees	42,351.71
Incentive fees	150,667.29
Management fees	92,912.96

Total Expenses	285,931.96

Net Income (Loss)	$(1,006,989.23)

Statement of Changes in Net Asset Value

			Aggregate Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	623,316.60998	$54,054,618.18	$86.72
Current month additions	1,638.35532	135,388.64
Current month redemptions	(16,782.27938)	(1,404,662.61)
Net income (loss) for current month		(1,006,989.23)	(1.58)

Net asset value, end of current month	608,172.68592	$51,778,354.98	$85.14

	Monthly rate of return		-1.83%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(248,579.70)
Unrealized trading gain (loss)	663,762.78
Less: Commissions	(23,688.18)
Less: Trading Fee paid to Managing Owner	(22,593.64)
Interest income	16,993.95

Total Income	385,895.21
EXPENSES
Trading fees	0.00
Broker service fees	10,621.50
Incentive fees	0.00
Management fees	83,203.45

Total Expenses	93,824.95

Net Income (Loss)	$292,070.26

Statement of Changes in Net Asset Value

			Aggregate Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	183,942.17495	$17,681,786.93	$96.13
Current month additions	551.69658	48,166.41
Current month redemptions	(8,333.59521)	(817,223.63)
Net income (loss) for current month		292,070.25	1.54

Net asset value, end of current month	176,160.27632	$17,204,799.96	$97.67

	Monthly rate of return		1.60%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(228,621.20)
Unrealized trading gain (loss)	397,496.42
Less: Commissions	(29,382.30)
Less: Trading Fee paid to Managing Owner	(49,776.60)
Interest income	25,209.90

Total Income	114,926.22
EXPENSES
Trading fees	0.00
Broker service fees	27,166.34
Incentive fees	19,075.82
Management fees	77,848.05

Total Expenses	124,090.21

Net Income (Loss)	$(9,163.99)

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	300,011.99396	$26,947,401.56	$89.82
Current month additions	7,461.29784	643,268.29
Current month redemptions	(27,624.18849)	(2,394,624.76)
Net income (loss) for current month		(9,163.99)	0.18

Net asset value, end of current month	279,849.10331	$25,186,881.10	$90.00

	Monthly rate of return		0.20%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND